Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 8, 2019, with respect to the consolidated financial statements of NRE Participações S.A. included in the Registration Statement (Form F-1 No. 333-236246) and related Prospectus of Afya Limited for the registration of its Class A common shares.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Belo Horizonte, Brazil
February 6, 2020